                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                           VESTCOM INTERNATIONAL, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------
         (5)      Total fee paid:

                  -------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

                  ------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

                  ------------------------------------------------------------
         (3)      Filing Party:

                  ------------------------------------------------------------
         (4)      Date Filed:

                  ------------------------------------------------------------

[VESTCOM LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                           VESTCOM INTERNATIONAL, INC.


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vestcom International, Inc. (the "Company" or "Vestcom") will be held at the Radisson Suite Hotel, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07094, on Thursday, May 28, 1998 at 9:00 a.m., to consider and act upon the following:

         1. The election of six directors to serve for a period of one year and thereafter until their successors shall have been duly elected and shall have qualified.

         2. The ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1998.

         3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 10, 1998 as the date for determining the stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.


                                    By Order of the Board of Directors

                                    /s/ Sheryl Bernstein Cilenti

                                    Sheryl Bernstein Cilenti
                                    Secretary

Lyndhurst, New Jersey
April 28, 1998

         WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                           VESTCOM INTERNATIONAL, INC.
                            1100 VALLEY BROOK AVENUE
                           LYNDHURST, NEW JERSEY 07071

                            -------------------------
                                 PROXY STATEMENT
                            -------------------------

         The following statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vestcom International, Inc. (the "Company" or "Vestcom"), a New Jersey corporation. Such proxies are to be used at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Radisson Suite Hotel, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07094, on Thursday, May 28, 1998 commencing at 9:00 a.m. This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 28, 1998.

STOCKHOLDERS ENTITLED TO VOTE

         Only holders of record of the Company's Common Stock, no par value (the "Common Stock"), at the close of business on April 10, 1998 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 8,483,811 shares of Common Stock outstanding and entitled to vote at the Annual Meeting (including voting rights attributable to the shares of a Vestcom subsidiary in Canada). Each such share is entitled to one vote.

VOTING; REVOCATION OF PROXY; QUORUM AND VOTE REQUIRED

         A form of proxy is enclosed for use at the Annual Meeting if a stockholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Meeting or by submitting a duly executed, later-dated proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If the proxy is signed but no specification is given, the shares will be voted FOR the Board's nominees for election to the Board of Directors and FOR the ratification of Arthur Andersen LLP as the Company's independent public accountants for 1998. A majority of the shares outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Assuming that a quorum is present, the election of directors will be effected by a plurality vote and the ratification of auditors will require the affirmative vote of a majority of the votes cast with respect to such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Abstentions and broker non-votes are counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

COSTS OF SOLICITATION

         The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Common Stock and may reimburse them for their expenses in so doing. If necessary, the Company may also use its officers and their assistants to solicit proxies from the stockholders, either personally or by telephone or special letter.

PRINCIPAL STOCKHOLDERS

         Based upon information available to the Company, the only stockholders known by the Company to beneficially own more than 5% of the outstanding Common Stock as of April 10, 1998 are (i) Joel Cartun, (ii) Gary J. Marcello, (iii) Dresdner RCM Global Investors LLC, RCM Limited L.P. and RCM General Corporation (the "RCM Group"), (iv) Dresdner Bank AG ("Dresdner"), (v) J.&W. Seligman & Co. Incorporated ("Seligman") and William C. Morris, the owner of a majority of the outstanding voting securities of Seligman and (vi) Brookside Capital Partners Fund, L.P. ("Brookside"). For information concerning the holdings of Mr. Cartun and Mr. Marcello, see "Proposal One -- Election of Directors -- Security Ownership of Management." Pursuant to filings made by the respective holders with the Securities and Exchange Commission (the "SEC"), the RCM Group, Dresdner, Seligman and Brookside owned the following number of shares of the Company's Common Stock as of April 10, 1998:

                                                                      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER     SHARES BENEFICIALLY OWNED      CLASS
------------------------------------     -------------------------    ----------
Dresdner RCM Global Investors LLC                 833,500(A)             9.98%
RCM Limited L.P.
RCM General Corporation
Four Embarcadero Center
San Francisco, California  94111

Dresdner Bank AG                                         (B)                (B)
Jurgen-Ponto-Platz 1
60301 Frankfurt, Germany

J. & W. Seligman & Co. Incorporated               504,700(C)             6.05%
William C. Morris
100 Park Avenue
New York, New York 10017

Brookside Capital Partners Fund, L.P.             781,000(D)             9.25%
Two Copley Place
Boston, MA 02116

----------

(A) Dresdner RCM Global Investors LLC ("Dresdner RCM"), RCM Limited L.P. ("RCM Limited") and RCM General Corporation ("RCM General") have sole voting power with respect to 702,000 shares of Common Stock and sole dispositive power with respect to 833,500 shares of Common Stock. RCM Limited is the managing agent of Dresdner RCM, an investment advisor registered under the Investment Advisors Act of 1940. RCM General is the general partner of RCM Limited.

(B) Dresdner, an international banking organization, is the parent of Dresdner RCM. Dresdner has indicated in its filing with the SEC that it has beneficial ownership of the 833,500 shares described in footnote (A) above, representing 9.98% of the class, only to the extent that Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by Dresdner RCM.

(C) Seligman has indicated in its filing with the SEC that these shares are beneficially owned by investment advisory accounts and registered investment companies under its management as of February 28, 1998. The filing with the SEC further indicates that William C. Morris, as the owner of a majority of the outstanding voting securities of Seligman, may be deemed to beneficially own the shares reported by Seligman.

(D) Brookside has indicated in its filing with the SEC that it has the sole power to vote and dispose of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% shareholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. There were no untimely filings for the year ended December 31, 1997.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The holders of the Common Stock will elect six directors at the Annual Meeting, each of whom will be elected for a one year term. Unless a stockholder either indicates "withhold authority" on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election of the persons named in the table below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

         The Company's By-laws provide that the Board of Directors will consist of not less than one nor more than 21 members, the actual number to be determined by the Board from time to time. Upon the consummation of Vestcom's initial public offering (the "IPO") on August 4, 1997, the Board consisted of seven members. The Board has named six nominees for election at the Annual Meeting, and proxies cannot be voted for more than six persons at the Annual Meeting. The Board and its Nominating Committee are currently exploring possible candidates for a seventh Board member. If the Board appoints a seventh member after the 1998 Annual Meeting, such person may only serve until the 1999 Annual Meeting of Shareholders, at which time he or she may be nominated by the Board and, if nominated, will be voted on by the stockholders.

         The table below sets forth the names and ages (as of April 1, 1998) of each of the nominees, the other positions and offices presently held by each such person within the Company, the period during which each such person has served on the Board of Directors of the Company, the expiration of their respective terms if elected and the principal occupations and employment of each such person during the past five years. In each instance in which dates are not provided in connection with a nominee's business experience, such nominee has held the position indicated for at least the past five years.

                                            EXPIRATION
                             DIRECTOR         OF TERM
NAME AND AGE                  SINCE         IF ELECTED                 BUSINESS EXPERIENCE
------------                  -----         ----------                 -------------------
Joel Cartun, 58               1996             1999        Chairman of the Board of Vestcom (August 1997 to
                                                           present); President and Chief Executive Officer of
                                                           Vestcom (from Vestcom's incorporation in September
                                                           1996 to present); President of Comvestrix Corp.
                                                           ("Comvestrix"), a subsidiary of Vestcom.

Stephen R. Bova, 51           1997             1999        President of the Global Banking Division of
                                                           Electronic Data Systems Corporation (a provider of
                                                           technical and information services) (November 1996
                                                           to present); President of the Global Financial
                                                           Division of Alltel Information Services, Inc. (a
                                                           provider of software and information services)
                                                           (prior years to November 1996).

Leonard J. Fassler, 66        1997             1999        Consultant to GE Capital Information Technology
                                                           Systems, Inc. (an international computer reselling
                                                           and integration company affiliated with General
                                                           Electric) (August 1996 to present); Co-Chairman of
                                                           AmeriData Technologies, Inc. (an international
                                                           computer integration and support company) (prior
                                                           years to July 1996).

Brendan Keating, 43            --              1999        Executive Vice President and Chief Operating
                                                           Officer of Vestcom and Chief Operating Officer of
                                                           Comvestrix (October 1997 to present); Vice
                                                           President of Bowne & Co., Inc. (a financial
                                                           printing company) (1991 to October 1997); President
                                                           of Bowne Business Communications (1993 to 1995);
                                                           Vice President of Operations of Bowne of New York
                                                           City, Inc. (1985 to 1991).

Fred S. Lafer, 69             1997             1999        President of the Taub Foundation (a charitable
                                                           foundation) (1994 to present); Senior Vice
                                                           President and Secretary of Automatic Data
                                                           Processing, Inc. (a provider of employer, financial
                                                           and data services) (prior years to 1996).

Richard D. White, 44          1997             1999        Managing Director of CIBC Capital Partners
                                                           (February 1998 to present); Managing Director of
                                                           CIBC Oppenheimer Corp (successor to Oppenheimer &
                                                           Co., Inc. and referred to herein as "Oppenheimer")
                                                           (prior years to February 1998).  Mr. White is also
                                                           a director of Midway Games Inc.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1998 by (i) each current director and each nominee for director of the Company; (ii) each Named Officer (as defined herein) of the Company; and (iii) all current executive officers, directors and nominees for director of the Company as a group. Unless otherwise indicated, each of the named stockholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are not included in the table below since none of such options are exercisable by June 1, 1998.


                                                                  SHARES
                                                            BENEFICIALLY OWNED
                      STOCKHOLDER                          NUMBER        PERCENT
                      -----------                          ------        -------
Joel Cartun(1)........................................   1,461,198(2)      17.2%
Gary J. Marcello(1)...................................     549,178(3)       6.5
Peter J. McLaughlin...................................     172,837          2.0
Harvey Goldman........................................       5,000           *
Brendan Keating.......................................       2,500           *
Leslie M. Abcug.......................................      31,628           *
Stephen R. Bova.......................................      105,900          1.2
Leonard J. Fassler....................................       3,500(4)        *
Fred S. Lafer.........................................       2,100(5)        *
Richard D. White......................................     100,000(6)       1.2
Howard April..........................................     141,464(7)       1.7
All current executive officers, directors and
nominees for director as a group (14 persons).........   2,697,558         31.8

----------
*Less than one percent.

(1) The business address of Mr. Cartun and Mr. Marcello is c/o Vestcom International, Inc., 1100 Valley Brook Avenue, Lyndhurst, New Jersey 07071.

(2) Includes 200,000 shares held by trusts for the benefit of Mr. Cartun's children. As trustee of such trusts, Mr. Cartun's wife has the right to vote and dispose of such shares.

(3) Includes 27,436 shares held by a family partnership and 67,227 shares held by a foundation.

(4) Includes 1,000 shares held by Mr. Fassler's wife. Mr. Fassler disclaims beneficial ownership of such shares.

(5) Includes 1,200 shares held by family trusts of which Mr. Lafer is trustee.

(6) Includes 61,704 shares held in the aggregate by Oppenheimer and an affiliate of Oppenheimer. Mr. White is a Managing Director of an affiliate of Oppenheimer. Mr. White disclaims beneficial ownership of these 61,704 shares.

(7) Includes 127,746 exchangeable shares of a Vestcom subsidiary in Canada, which are convertible into 127,746 shares of Common Stock. Mr. April also has an interest in one share of Vestcom's Class B Preferred Stock, which entitles him to vote on any matter submitted to the holders of the Common Stock as though he owned 127,746 shares of Common Stock.

    There were 8,483,811 shares of Common Stock outstanding on April 1, 1998.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         Vestcom was founded in September 1996. Concurrently with the consummation of Vestcom's IPO on August 4, 1997, Vestcom acquired seven computer output and document management service companies (the "Founding Companies"), each of which became a subsidiary of Vestcom. The Company did not commence operations until August 1997. The following table sets forth, for the fiscal year ended December 31, 1997, the annual and long-term compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers during the year ended December 31, 1997 (the "Named Officers"). The amounts shown reflect compensation received from the Company and, with respect to Messrs. Cartun and Abcug, Comvestrix Corp., one of the Founding Companies.


                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL                          LONG-TERM
                                                    COMPENSATION                       COMPENSATION
                                           ----------------------------------------    ------------
                                                                                          COMMON
                                                                                          SHARES
                                                                                         SUBJECT TO
          NAME AND                                                    OTHER ANNUAL        OPTIONS        ALL OTHER
     PRINCIPAL POSITION          YEAR      SALARY      BONUS(A)     COMPENSATION(B)      GRANTED(#)    COMPENSATION (C)
     ------------------          ----      ------      --------     ---------------      ----------    ----------------
Joel Cartun..............        1997    $ 211,568    $ 30,000        $    --                  --        $  5,427
  Chairman of the Board,
  President and Chief
  Executive Officer of
  Vestcom and Comvestrix
  (a Founding Company)

Brendan Keating(D).......        1997       39,615          --             --             100,000              --
  Executive Vice President
  and Chief Operating Officer
  of Vestcom, and Chief
  Operating Officer of
  Comvestrix

Harvey Goldman(E)........        1997      105,231          --             --              50,000              --
  Executive Vice President,
  Chief Financial Officer
  and Treasurer of Vestcom

Peter J. McLaughlin(F)...        1997      119,077          --             --                  --              --
  Executive Vice President
  of Vestcom

Leslie M. Abcug..........        1997      110,006       7,000             --               4,000           3,477
  Vice President-Finance
  and Administration of
  Vestcom and Comvestrix

----------
(A) Represents bonuses paid during 1997 by Comvestrix prior to Vestcom's IPO.

(B) No Named Officer received personal benefits from the Company in excess of 10% of such individual's reported salary and bonus. Amounts below the threshold are not included in the table.

(C) Includes contributions made by the Company of $2,282 for Mr. Cartun and $1,458 for Mr. Abcug to the Company's 401(k) plan to match 1997 pre-tax elective deferral contributions (included under "Salary") made by such persons to such plan. Also includes $3,145 and $2,019 paid by the Company as premiums for life insurance for Mr. Cartun and Mr. Abcug, respectively.

(D) Mr. Keating joined the Company in October 1997.

(E) Mr. Goldman joined the Company in May 1997.

(F) Mr. McLaughlin became an employee of the Company in March 1997. For a description of certain consulting fees paid to Mr. McLaughlin for consulting services rendered prior to March 1997, see "Certain Transactions."

EMPLOYMENT AGREEMENTS

         Each of the Named Officers has entered into an employment agreement with the Company or one of its subsidiaries. Mr. Cartun, Mr. McLaughlin and Mr. Keating have each entered into an employment agreement with Vestcom, and Mr. Abcug has entered into an employment agreement with Comvestrix, each of which commenced on August 4, 1997 upon the consummation of the Company's IPO and the acquisitions of the Founding Companies (other than Mr. McLaughlin's agreement, which commenced on March 1, 1997 and Mr. Keating's agreement, which commenced on October 13, 1997). Mr. Keating's employment agreement is for a term of two years and each of the employment agreements with Messrs. Cartun, McLaughlin, and Abcug is for a term of three years.

         Pursuant to their respective agreements, Mr. Cartun will serve as President of the Company at an annual base salary of $200,000, Mr. McLaughlin will serve as an Executive Vice President of the Company at an annual base salary of $144,000, Mr. Keating will serve as Executive Vice President and Chief Operating Officer of the Company at an annual base salary of $200,000 (plus a guaranteed annual bonus of 35-50% of his annual salary, based on performance) and Mr. Abcug will serve as an Executive Officer of Comvestrix at an annual base salary of $110,000. Each of Messrs. Cartun, McLaughlin, Keating and Abcug will be entitled to participate in all compensation and employee benefit plans maintained by the Company and its subsidiaries, including such bonuses as may be authorized by the Board of Directors from time to time. Pursuant to Mr. Keating's employment agreement, upon joining the Company, he was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $21.625 per share.

         Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause, such employee will be entitled to receive from the Company an amount in cash equal to the employee's then-current annual base salary for the remainder of the term.

         In the event of a Change in Control (as defined) of the Company, the employment agreements for Messrs. Cartun, McLaughlin and Abcug provide that if the employee has not received sufficient prior notice (as described in the respective employment agreements) that such employee's employment will be continued following the Change in Control, such Change in Control will be deemed to be a termination without cause. Further, in the event of any Change in Control, the employee may also elect to treat the Change in Control as a termination without cause by giving appropriate notice to the Company.

         Mr. Keating's employment agreement provides that in the event of a Change in Control of the Company, if he has not received sufficient prior notice (as described in the employment agreement) that his employment will be continued, he will be entitled to receive a lump-sum severance payment of $300,000 if the Change in Control occurs during the first 12 months after Mr. Keating's employment with the Company commences and $200,000 if the Change in Control occurs after such first twelve months. Mr. Keating's employment agreement also provides that in the event of a Change in Control, Mr. Keating may elect to terminate his employment, in which case he will be entitled to receive a lump-sum severance payment of $200,000.

         The employment agreements for Messrs. Cartun, McLaughlin and Abcug also provide that, in the event of a termination of employment as a result of death or disability, such employee (or his heirs or legal representatives, as the case may be) will be entitled to receive a lump-sum amount in cash equal to one times the employee's then-current base salary, offset by any payments made by the Company pursuant to any life insurance or disability policies. If employment terminates for cause or the employee terminates his employment for reasons other than death or permanent disability, the employee will only be entitled to receive earned but unpaid salary as of the date of termination.

         Each employment agreement described above also contains certain non-competition covenants which will continue for one year following termination of employment. Each employment agreement also contains certain anti-solicitation, anti-raiding and confidentiality provisions.

         Mr. Goldman has entered into an at-will employment agreement with Vestcom, dated May 21, 1997, pursuant to which he will serve as Executive Vice President and Chief Financial Officer of the Company at an annual base salary of $180,000. Mr. Goldman's agreement provides that in the event of a Change in Control, if he does not receive sufficient prior notice (as described in the employment agreement) of continued employment, he will be entitled to receive severance pay of $180,000, in 12 monthly installments. Mr. Goldman also has the right in the event of a Change in Control to terminate his employment, in which case he will be entitled to receive $180,000 of severance pay. Mr. Goldman's agreement also contains certain non-competition covenants which will continue for one year following termination of employment. Pursuant to his employment agreement, upon consummation of the Company's IPO, Mr. Goldman was granted an option to purchase 50,000 shares of Common Stock at an exercise price of $13.00 per share (the initial public offering price).

STOCK OPTIONS

         The following table contains information regarding the grant of stock options to the Named Officers during the year ended December 31, 1997. In addition, in accordance with rules adopted by the SEC, the following table sets forth the hypothetical gains or "option spreads" that would exist for the respective options assuming rates of annual compound price appreciation in the Company's Common Stock of 5% and 10% from the date the options were granted to their final expiration date.


                        OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS (A)

                                                                                          POTENTIAL REALIZABLE
                                              PERCENT OF                                    VALUE AT ASSUMED
                               NUMBER OF     TOTAL OPTIONS                                   ANNUAL RATES OF
                             COMMON SHARES    GRANTED TO      EXERCISE                        STOCK PRICE
                              UNDERLYING     EMPLOYEES IN     PRICE PER    EXPIRATION       APPRECIATION FOR
         NAME               OPTIONS GRANTED   FISCAL 1997   SHARE ($/sh.)     DATE            OPTION TERM
         ----               ---------------   -----------   -------------     ----            -----------
                                                                                            5%           10%
                                                                                            --           ---
Joel Cartun...............           --            --         $    --             --    $       --   $       --
Brendan Keating...........      100,000          24.7%         21.625       10/05/07     1,359,998    3,446,468
Harvey Goldman............       50,000          12.4%          13.00       08/03/07       408,781    1,035,932
Peter J. McLaughlin.......           --            --              --             --            --           --
Leslie M. Abcug...........        4,000           1.0%          13.00       08/03/07        32,702       82,875

----------

         (A) The options granted to Messrs. Keating, Goldman and Abcug were granted under the Company's 1997 Equity Compensation Program (the "Stock Option Plan"). Options generally are granted at exercise prices equal to the fair market value of the Common Stock on the grant date and typically vest in 25% increments commencing one year after the date of grant. The committee which administers the Stock Option Plan may accelerate the vesting of any option upon the occurrence of a change in control event (as defined in the Stock Option
Plan). The options granted to Messrs. Goldman and Abcug in 1997 were granted upon the consummation of the Company's IPO at the initial public offering price. Mr. Keating's option was granted to him upon his joining the Company at an exercise price equal to fair market value on the grant date.

         No stock options were exercisable by the Named Officers during the year ended December 31, 1997. The following table provides information concerning the number of shares of the Company's Common Stock covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 1997. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $22.375, the closing sale price of the Company's Common Stock on December 31, 1997. On April 15, 1998, the closing sale price of the Company's Common Stock on the Nasdaq National Market was $9.625.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES


                                                                  Number of Shares
                                   Number                      Underlying Unexercised         Value of Unexercised
                                  of Shares                          Options at              In-the-Money Options at
                                 Acquired on      Value             Year-End(#)                   Year-End($)
Name                             Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
----                             -----------   -----------   -----------   -------------   -----------   -------------
Joel Cartun..................        --           $  --           --               --        $  --          $     --
Brendan Keating..............        --              --           --          100,000           --            75,000
Harvey Goldman...............        --              --           --           50,000           --           468,750
Peter J. McLaughlin..........        --              --           --               --           --                --
Leslie M. Abcug..............        --              --           --            4,000           --            37,500

ARRANGEMENTS WITH DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives an annual retainer of $6,000 and an additional fee of $1,000 for each day's attendance at a Board of Directors meeting and/or committee meeting. Under the Company's Stock Option Plan, each non-employee director also receives options to acquire 10,000 shares of Common Stock at the beginning of his or her first year of service as a director, and options covering 5,000 shares of Common Stock for each year of service thereafter. The options become fully exercisable one year after the date of grant. Directors of the Company are reimbursed for out-of-pocket expenses incurred in their capacity as directors of the Company.

THE BOARD OF DIRECTORS; COMMITTEES OF THE BOARD

     The Board of Directors of the Company held two meetings from the consummation of the IPO through December 31, 1997. The Board's Audit Committee, which is responsible for reviewing significant audit and accounting principles, policies and practices and for meeting with the Company's independent accountants, met one time during the year ended December 31, 1997. The Audit Committee presently consists of Leonard J. Fassler and Richard D. White.

     In February 1998, the Board established a Nominating Committee, composed of Joel Cartun and Fred S. Lafer. The Committee has not established any procedures for considering nominees recommended by stockholders.

     The Board has established a general Compensation Committee to, among other things, administer the Company's Stock Option Plan. The Compensation Committee presently consists of Stephen R. Bova and Fred S. Lafer and held one meeting during the Company's most recent fiscal year.

     During the year ended December 31, 1997, each member of the Company's Board of Directors was present for 75% or more of the aggregate of the total meetings of the Board and each Board committee on which he serves.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the members of the Compensation Committee. During the fiscal year ended December 31, 1997, Stephen R. Bova and Fred S. Lafer served as members of the Compensation Committee. Neither Mr. Lafer nor Mr. Bova has ever served as an employee or officer of Vestcom or any of its subsidiaries.

CERTAIN TRANSACTIONS

         Organization of the Company

         Initial Capitalization. The Company was initially capitalized with $1.7 million, $200,000 of which was funded in September 1996 and the remaining $1.5 million of which was funded in December 1996. The $200,000 was comprised of $160,035 of loans provided by Comvestrix and Peter J. McLaughlin, Executive Vice President of Vestcom (represented by promissory notes in the aggregate principal amount of $160,035) and $39,965 of equity (791,346 shares of Common Stock) provided by the stockholders of Comvestrix and Mr. McLaughlin. The 791,346 shares included 593,509 shares issued to the former stockholders of Comvestrix proportionately to their Comvestrix stockholdings (including 512,446 shares which were issued to Joel Cartun (Chairman of the Board, President, Chief Executive Officer and a director of Vestcom), 11,127 shares which were issued to Leslie M. Abcug (Vice President--Finance and Administration of Vestcom) and 69,936 shares which were issued to other stockholders of Comvestrix) and 197,837 shares which were issued to Mr. McLaughlin. All shares were issued at a price of approximately $.05 per share, which the Board determined was fair market value at such time. The notes, which bore interest at the prime rate, were paid in full upon the consummation of the IPO.

         The $1.5 million was raised in a private placement of stock and notes to Oppenheimer, Opco Senior Executive Partnership, L.P. ("OSEP") (an Oppenheimer affiliate), Richard D. White (then a managing director of Oppenheimer, and now a managing director of an affiliate of Oppenheimer, who became a director of Vestcom upon the consummation of the IPO), Comvestrix, the stockholders of Comvestrix (including Joel Cartun and Leslie M. Abcug), an entity controlled by Gary J. Marcello, and Howard April. (Mr. Marcello and Mr. April became directors of the Company upon the consummation of the IPO, and Mr. Marcello is a 5% shareholder of the Company.) The $1.5 million was comprised of 503,846 shares of Common Stock of Vestcom, sold at a price of approximately $.73 per share (which the Board determined was fair market value at such time), and notes in the aggregate principal amount of $1,132,697 bearing interest at the prime rate. The notes were paid in full upon the consummation of the IPO. The price for the stock was the subject of arms' length negotiations. In such $1.5 million financing, Vestcom issued notes and Common Stock, including (i) notes payable to Oppenheimer, OSEP, Mr. White, Comvestrix, Gary J. Marcello's entity, and Mr. April in the principal amounts of $432,495.53, $108,123.88, $72,082.59,
$399,996.26, $79,997.16 and $39,999.58, respectively, and (ii) 229,773, 57,443,
38,296, 118,444, 27,436, 13,718, 2,572 and 16,164 shares of Common Stock to
Oppenheimer, OSEP, Mr. White, Mr. Cartun, Mr. Marcello's entity, Howard April, Mr. Abcug and the other stockholders of Comvestrix, respectively. As the issuance price was less than the initial public offering price, the Company recorded a non-recurring non-cash charge to compensation of approximately $1.6 million, attributable to Mr. Cartun ($1,193,000), Mr. Marcello ($276,000), Mr. Abcug ($25,000) and Mr. April ($138,000). In May and July 1997, Oppenheimer returned to Vestcom an aggregate of 225,512 shares of Common Stock.

         Mr. McLaughlin received an aggregate of $99,200 from Vestcom in 1997 for consulting services rendered to Vestcom during 1996 and 1997. In addition, upon the consummation of the acquisitions of the Founding Companies, Vestcom paid a partnership in which Mr. McLaughlin held a 50% interest the sum of $75,000 in payment of consulting services rendered by that firm in connection with such acquisitions.

         Through April 15, 1998, the Company has paid Oppenheimer an aggregate of $1.5 million for advisory services rendered in connection with Vestcom's acquisitions. Through an agreement entered into in May 1997, Vestcom has agreed to pay Oppenheimer an additional $600,000 in three quarterly installments during the remainder of 1998 for advisory services rendered. In addition, Vestcom has reimbursed Oppenheimer $75,000 for out-of-pocket expenses related to such services.

         Acquisitions. Concurrently with the consummation of the IPO, Vestcom acquired by merger with Vestcom subsidiaries all of the issued and outstanding capital stock of the Founding Companies (except for a Canadian Founding Company, which was acquired by a stock purchase of its holding company rather than a merger), at which time each Founding Company became a wholly-owned subsidiary of the Company. The aggregate consideration that was paid by Vestcom to acquire the Founding Companies consisted of (i) approximately $18.4 million in cash and (ii) 2,852,111 shares of Common Stock (or 34.2% of the outstanding shares after completion of the acquisitions of the Founding Companies and the
IPO), for an aggregate value of approximately $55.5 million. In connection with the acquisitions, the Company assumed all of the indebtedness of the Founding Companies. Portions of such debt had been guaranteed by certain stockholders of the Founding Companies in the aggregate amount of $1.3 million. All of these guarantees have been released or the loans repaid. The Company has repaid substantially all long-term bank debt, capital lease obligations incurred prior to December 31, 1996 and related party indebtedness of the Founding Companies and Vestcom, in the aggregate amount of approximately $12.5 million. Such amount includes sums which were repaid to stockholders of the Founding Companies, including approximately $1,126,000 which was repaid to Gary J. Marcello and companies he controls.

         The Company consented to the distribution of cash to those Founding Companies that were S Corporations prior to the consummation of the IPO, including Comvestrix and Direct Mail Services ("DMS"), in an amount equal to the balance of each such Founding Company's Accumulated Adjustment Account ("AAA") as of the consummation of the acquisitions (which reduced the cash portion of the purchase price) plus up to 45% of the net income of the Founding Company for 1996 (to the extent not previously distributed) and 1997 (estimated through the consummation date), to enable the stockholders of such Founding Companies to pay income taxes on such corporate income.

         The terms of each acquisition were negotiated with the shareholders of each Founding Company based on past earnings history and trends. In connection with the acquisition of Comvestrix, Joel Cartun received $4,129,610 and 815,308 shares of Common Stock and Leslie Abcug received $90,813 and 17,929 shares of Common Sock. In connection with the acquisition of DMS, Mr. Marcello received $3,271,303 and 538,774 shares of Common Stock. In connection with the acquisition of COS Information, Mr. April received $502,640 and 127,746 shares of a Vestcom subsidiary in Canada which are exchangeable into 127,746 shares of Common Stock.

         Real Estate Transactions

         Mr. Joel Cartun has a 50% interest in the partnership which owns the property used by the Company and Comvestrix in Lyndhurst, New Jersey. The current lease expires in 2001. Comvestrix's related party rent expense for this property for the period from August 1, 1997 to December 31, 1997 was $232,000. The current annual rent is $394,000 per year (exclusive of building operating expenses and real estate tax), which the Company believes to be the fair market rental value of the property.

         Mr. Gary Marcello (either alone or with his wife) owns interests ranging from 75% to 100% in the partnerships which own the four properties used by DMS in Dover, New Jersey and Scranton, Pennsylvania and which lease such property to DMS. The current leases expire at various times from 1998 through 2004. DMS' related party rent expense for these properties for the period from August 1, 1997 to December 31, 1997 was $286,000. The current annual rent for all of these properties is approximately $825,000 per year (inclusive of real estate taxes), which the Company believes to be the fair market rental value of the property. The Company has entered into a lease for alternative space to certain of the space currently utilized by DMS and leased from Mr. Marcello. In connection with the move, the Company has agreed to pay Mr. Marcello's partnerships 80% of the base rent in effect after consummation of the acquisitions (the "Reduced Rent") in exchange for early termination of the existing leases. The Reduced Rent shall be further reduced by the amount of rent to be paid under any new leases which may be entered into by Mr. Marcello's partnerships with new tenants. The obligation to pay the Reduced Rent will terminate on the earlier of the sale of any vacated property or two years after payment of the Reduced Rent begins.

         Other

         Gary Marcello and two other officers and shareholders of DMS previously made loans to DMS in the form of demand notes bearing interest at a rate of 6.5% per annum. Subsequent to the consummation of the IPO, the Company repaid such loans, including $441,000 which was repaid to Gary Marcello and $685,000 which was repaid to companies affiliated with Mr. Marcello.

Company Policy

         Future transactions with affiliates of the Company are anticipated to be minimal, are required to be approved by the Fairness Committee of the Board of Directors and by a majority of the full Board of Directors, and will be made on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Pursuant to rules adopted by the SEC designed to enhance disclosure of corporate policies regarding executive compensation, the Company has set forth below a report of its Compensation Committee regarding compensation policies as they affect Mr. Cartun and the other Named Officers.

         The Company did not conduct any operations prior to August 1997 when it consummated its IPO and simultaneously acquired the Founding Companies. As part of the acquisitions of the Founding Companies, the Company entered into employment agreements with certain senior officers of the Founding Companies (including Joel Cartun and Leslie Abcug). In addition, the Company entered into employment agreements with Harvey Goldman and Peter J. McLaughlin prior to the IPO. Brendan Keating entered into an employment agreement with the Company in October 1997. See "Employment Agreements". These employment agreements were generally the result of arms-length negotiations.

         Accordingly, when the Compensation Committee was formed upon the consummation of the Company's IPO in August 1997, all of the Company's Named Officers (except Mr. Keating) were subject to employment agreements which fixed the salaries and benefits to be granted to them.

         The Compensation Committee views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit. The current compensation element focuses upon the executive officer's salary and is designed to provide competitive reimbursement for services rendered. The Company's standard benefit package consists primarily of the matching portion of the Company's 401(k) Plan, health and insurance benefits and eligibility for bonuses based upon performance of the specific individual and the Company. The long-term benefit element is reflected in the grants of stock options.

         Stock options granted to executive officers of the Company have been granted at a price equal to fair market value on the date of grant. Accordingly, such options will gain appreciable value if, and only if, the market value of the Common Stock increases. The Compensation Committee believes that the issuance of stock options at fair market value provides incentives to employees to maximize the Company's performance and to assure continued affiliation with the Company.

         The Compensation Committee believes that an appropriate compensation program can help in promoting strong earnings performance if it reflects an appropriate balance between providing current rewards to executive officers while at the same time effectively controlling cash compensation costs. It is the Committee's objective to continue monitoring the Company's compensation program to assure that this balance is maintained.

                  By: Stephen R. Bova
                      Fred S. Lafer

STOCKHOLDER RETURN COMPARISON

         Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the NASDAQ Market Index and a Peer Group consisting of FYI Incorporated, Lason Inc. and Ikon Office Solutions, Inc. for the period from July 30, 1997 (the date the Company's Common Stock first began trading on the Nasdaq National Market) (July 30, 1997 = 100) through December 31, 1997. The Company's management considers the companies included in the Peer Group to be those companies whose primary businesses are most similar to the business of the Company. The performance of the Company's Common Stock reflected below is not necessarily indicative of future performance. On April 15, 1998, the closing sale price of the Company's Common Stock on the Nasdaq National Market was $9.625.

                 COMPARISON OF TOTAL RETURN SINCE JULY 30, 1997
                 AMONG VESTCOM INTERNATIONAL, INC. COMMON STOCK,
                       NASDAQ MARKET INDEX AND PEER GROUP


Measurement Period                   07/30/97  07/31/97   08/29/97   09/30/97   10/31/97   11/28/97   12/31/97
                                     --------  --------   --------   --------   --------   --------   --------
Vestcom International, Inc. .......  $100.00   $102.31    $100.00    $117.69    $111.54    $124.62    $137.69
Peer Group ........................   100.00    100.32      90.43      89.92      97.91     104.52      96.98
Nasdaq Market Index ...............   100.00    100.00      99.63     105.60     100.30     100.73      99.06


                                              Assumes $100 invested on July 30, 1997
                                                   Assumes dividends reinvested
                                               Fiscal year ending December 31, 1997

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR DESCRIBED ABOVE.


                                  PROPOSAL TWO
                            RATIFICATION OF AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1998. Arthur Andersen LLP has served as the Company's independent public accountants since Vestcom's incorporation in September 1996. Although the appointment of independent public accountants is not required to be approved by stockholders, the Board of Directors believes stockholders should participate in the selection of the Company's independent public accountants. Accordingly, the stockholders will be asked at the Annual Meeting to ratify the Board's appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1998.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.


OTHER MATTERS

         At the time that this Proxy Statement was mailed to stockholders, management was not aware that any matter other than the election of directors and the ratification of auditors would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

         If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders, the proposal must be received by the Company in writing no later than December 28, 1998 in order for such proposal to be eligible for inclusion in the Company's Proxy Statement and form of proxy for next year's meeting.

                                    By Order of the Board of Directors

                                    /s/ Sheryl Bernstein Cilenti

                                    Sheryl Bernstein Cilenti, Secretary

Dated: April 28, 1998

         A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING FINANCIAL STATEMENTS, ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

                           VESTCOM INTERNATIONAL, INC.
                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS.
                                  MAY 28, 1998

         The undersigned hereby appoints Joel Cartun and Harvey Goldman, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the stockholders of the Company to be held on May 28, 1998, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

         1. Election of the Board's nominees for Director. (The Board of Directors recommends a vote "FOR".)

   [ ] FOR ALL NOMINEES LISTED TO THE RIGHT         [ ] WITHHOLD AUTHORITY TO
                                                        VOTE FOR ALL NOMINEES
                                                        LISTED TO THE RIGHT

         Nominees:  Joel Cartun, Stephen R. Bova, Leonard J. Fassler, Brendan
                    Keating, Fred S. Lafer and Richard D. White.

         INSTRUCTION: To withhold authority to vote for any individual nominee listed to the right, write the nominee's name in the space provided below.

________________________________________________________________________________

         2. Ratification of Arthur Andersen LLP as independent public accountants for 1998.

            FOR [ ]               AGAINST [ ]               ABSTAIN [ ]

         3. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD'S NOMINEES AND FOR PROPOSAL TWO.

                                    Dated:_________________, 1998

                                    Signed:

                                    _______________________________________

                                    _______________________________________

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc.

For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.